UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Definitive Proxy Statement

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Life Sciences Research, Inc.

(Name of Registrant as Specified In Its Charter)
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LIFE SCIENCES RESEARCH, INC.
The Special Meeting of Stockholders is scheduled for Monday, November 23, 2009.
Please vote “FOR” the proposed merger today.
November 6, 2009,
Dear Stockholder:
We recently mailed to you our proxy statement detailing the proposed merger of Life Sciences Research, Inc. (the “Company”) and Lion Merger Corp. pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 8, 2009, among the Company, Lion Holdings, Inc. and Lion Merger Corp, as amended. Lion Holdings, Inc. and Lion Merger Corp. are companies controlled by LSR’s Chairman and CEO, Andrew Baker. Under the terms of the Merger Agreement, stockholders of the Company will receive $8.50 in cash for each share of common stock that they own (other than shares owned by Lion Holdings, Inc., Lion Merger Corp., or any other direct or indirect wholly owned subsidiary of Lion Holdings, Inc. and shares owned by any direct or indirect wholly owned subsidiary of the Company).
We are pleased to report that leading independent proxy advisory firm, RiskMetrics Group, Inc., has recommended that stockholders vote FOR the proposed merger. The analyses and recommendations of RiskMetrics are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries.
We urge you to read the proxy statement carefully and to vote “FOR” the proposed merger by signing, dating and returning the enclosed proxy card today. You may also submit your proxy on the Internet or by toll-free telephone by following the instructions enclosed with your proxy card.
If you have already voted, please accept our thanks. If you have not yet voted, we urge you to give this matter your immediate attention and to sign, date and return your proxy card as soon as possible.
Your vote is very important. The proposed merger cannot be completed unless it is approved by (1) the affirmative vote of the holders of a majority of the outstanding shares of the Company’s voting common stock entitled to vote on the merger (the “state law vote”), and (2) a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Lion Holdings, Inc., Lion Merger Corp., Mr. Baker and certain other interested parties, as described in the proxy statement.
(continued on reverse side)

Remember: Not voting at all, or voting “Abstain” on the proposal to approve the merger agreement, will have the same effect as voting against the proposed merger for purposes of the state law vote. Please vote “FOR” the proposed merger today.
On behalf of the Board of Directors, thank you for your consideration and support.
Sincerely,

/s/ Mark L. Bibi Mark L. Bibi
Secretary and General Counsel
In connection with the proposed Merger of the Company with a wholly owned subsidiary of Lion Holdings, the Company has filed with the SEC a definitive proxy statement for the meeting of stockholders of the Company to be convened on November 23, 2009 to approve the Merger. That definitive proxy statement and a form of proxy have been mailed to the stockholders of the Company. The Company, Parent, Merger Sub, Andrew Baker, LAB Holdings LLC and Focused Healthcare Partners, LLC have also filed a Schedule 13E-3, as amended, with the SEC regarding the proposed Merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Company stockholders and other investors can obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov. These documents can also be obtained free of charge by accessing them on the Company’s corporate website at www.lsrinc.net.
The Company and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different from those of the Company’s stockholders generally) is set forth in the Company’s proxy statement referred to above and additional information regarding the Company’s directors and executive officers is included in the Company’s 2009 proxy statement and 2008 Annual Report on Form 10-K, previously filed with SEC. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger and the solicitation of proxies, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, filed with the SEC.